UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2013 (October 29, 2013)

WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chaussee de Wavre, 1789 1160 Brussels, Belgium One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

At a meeting held on October 29, 2013, the WABCO Holdings Inc. board of directors authorized the Company to increase its current share buyback program . With this new authority from the Board, the Company may now repurchase an additional $200 million of common shares under the current buyback program, which will expire on December 31, 2014.

WABCO’s share buyback program commenced in June 2011 with authority to repurchase up to $400 million of common shares. In October 2012, the Board authorized the repurchase of an additional $400 million of common shares under the current share buyback program, which will expire on December 31, 2014. As of October 25, 2013, the Company has repurchased 9,236,567 million shares for $540.1 million in open market transactions under the share buyback programs commenced in June 2011.

With yesterday’s board action and the remaining authority under the current share buyback program, WABCO is authorized to repurchase up to $459.9 million of shares between now and December 31, 2014.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Comments in this report contain certain forward-looking statements, which are based on management’s good faith expectations and beliefs concerning future developments. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the risks and uncertainties described in the “Risk Factors” section and the “Forward Looking Statements” section of the Company’s Annual Report on Form 10-K, as well as in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” sections of the Company’s Form 10-Q Quarterly Reports. In addition, the timing and amount of purchases under the Company’s share buyback program will be determined by the Company in its sole discretion by reference to, among other things, share price and market conditions, as well as any limitations under applicable law. The Company does not undertake any obligation to update such forward-looking statements. All market and industry data are based on Company estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2013	WABCO HOLDINGS INC.

	By:	/S/ VINCENT PICKERING
	Name:	Vincent Pickering
	Title:	Chief Legal Officer and Secretary

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